EXHIBIT 23.1

CONSENT OF REILLY, PENNER & BENTON LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-05799) on Form S-8 of A. O. Smith Retirement Security Plan of our report dated May 31, 2013, with respect to the statements of net assets available for benefit of A. O. Smith Retirement Security Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the A.O. Smith Retirement Security Plan.

Milwaukee, Wisconsin	/s/ REILLY, PENNER & BENTON LLP
June 6, 2013